Press Release

COWEN GROUP, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

New York, February 16, 2017 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2016.
Highlights
Full Year Financial Summary

•	GAAP revenue of $471.6 million compared to $464.6 million in the prior year.

•
GAAP net loss attributable to common shareholders of $26.1 million or $(0.97) per diluted common share, compared to GAAP net income attributable to common shareholders of $39.7 million or $1.37 per diluted common share in the prior year.

•	Economic revenue, a non-GAAP measure, of $467.6 million compared to $529.7 million in the prior year.

•	Economic loss, a non-GAAP measure, available to Cowen Group of $28.7 million or $(1.07) per diluted share, compared to economic income of $34.5 million or $1.19 per diluted share in 2015.
Fourth Quarter Financial Summary

•	GAAP revenue of $122.3 million compared to $110.6 million in the prior year period.

•
GAAP net loss attributable to common shareholders of $3.6 million or $(0.13) per diluted common share, compared to GAAP net income attributable to common shareholders of $28.9 million or $1.03 per diluted common share in the prior year period.

•	Economic revenue, a non-GAAP measure, of $128.1 million compared to $160.7 million in the prior year period.

•
Economic loss, a non-GAAP measure, available to Cowen Group of $12.9 million or $(0.48) per diluted share, compared to an economic income of $15.2 million or $0.54 per diluted share in the fourth quarter 2015.

Operating Highlights

•	In 2016 investment banking completed 76 equity, seven debt and 15 advisory transactions. Total fees were impacted by a muted financing environment in key sectors.

•
Brokerage revenue grew 26% and 29% year over year, on a GAAP and economic income (non-GAAP) basis respectively, as it benefited from a full year contribution from the prime services business and the credit, research and trading businesses acquired in May 2016.

•
As of January 1, 2017, assets under management were $10.5 billion, which is an increase of $774 million from a year ago, after adjusting for the sale of the Company's interest in the alternative solutions business.

•	For the year, approximately $600 million in assets were raised for the alternative investment division's emerging strategies.

•	Book value per share was $25.11 as of December 31, 2016 compared to $26.09 as of December 31, 2015.

•	Tangible book value per share was $21.88 as of December 31, 2016 compared to $22.90 as of December 31, 2015.

•	On December 5, 2016, the Company announced that it completed a one-for-four reverse stock split of its Class A common stock. All per share information has been adjusted accordingly.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, "Cowen's full year results were impacted by a challenging environment for capital raising and only a modest contribution from investment income."

“Nonetheless, we continued to make key strategic investments in talented individuals, teams and businesses in order to diversify our revenue and build upon the strengths of our franchise. We acquired the credit products, credit research, special situations and emerging markets businesses from CRT, added the macro policy team from the Washington Research Group, formed a partnership with a long/short alternative asset manager, added senior talent in investment banking, launched an international prime services unit and began laying the groundwork for a securities finance business."

"While most of these investments did not generate revenue in 2016, our organization is in a better position for growth as the revenue and investment climate improves."

2016 Fourth Quarter and Full Year GAAP Financial Information

The following table summarizes the Company’s GAAP financial results for the three and twelve months ended December 31, 2016 and 2015, and three months ended September 30, 2016.

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Twelve Months Ended
	December 31,			Sept. 30,		December 31,
	2016	2015	%	2016	%	2016	2015	%

Revenue	$122.3	$110.6	11%	$131.0	(7)%	$471.6	$464.6	2%
Net income (loss) attributable to Cowen Group, Inc.	$(1.9)	$30.7	(106)%	$(3.2)	NM	$(19.3)	$43.7	NM
Preferred stock dividends	$1.7	$1.7	(1)%	$1.7	—%	$6.8	$4.1	67%
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$(3.6)	$28.9	NM	$(4.9)	NM	$(26.1)	$39.7	NM

Earnings (loss) per share (diluted)	$(0.13)	$1.03	NM	$(0.05)	NM	$(0.97)	$1.37	NM

Note: Amounts may not add due to rounding.

GAAP Revenue

For the fourth quarter of 2016, GAAP revenue was $122.3 million compared to $110.6 million in the fourth quarter of 2015. The increase in GAAP revenue is primarily due to an increase in brokerage revenue and premiums from our insurance-related business.

For the full year 2016, GAAP revenue was $471.6 million compared to $464.6 million in 2015. The increase in GAAP revenue is primarily due to an increase in brokerage revenue, premiums from our insurance-related business and the sale of our interest in the alternative solutions business. These increases were partially offset by lower investment banking revenue and reimbursements from one of our funds.

Employee Compensation and Benefits

Fourth quarter of 2016 employee compensation and benefits expenses decreased $1.1 million year over year to $92.7 million. For the year ended December 31, 2016 employee compensation and benefits expenses decreased $11.3 million to $310.0 million from $321.4 million in 2015. The decrease in the fourth quarter and full year 2016 is primarily due to a lower compensation and benefits accrual.

Interest and Dividends

For the fourth quarter of 2016, interest and dividend expenses increased $0.5 million to $7.4 million compared to the prior year period. For the full year 2016, interest and dividend expenses were $29.3 million compared to $26.2 million in 2015. The increase in the fourth quarter and full year was primarily attributable to an increase in the number of debt securities held during 2016 as compared to 2015.

Insurance and Reinsurance-related Expenses

For the fourth quarter 2016 and full year 2016, insurance and reinsurance-related expenses were $9.0 million and $29.9 million, respectively. These relate to loss and claim reserves, acquisition costs and other expenses related to our insurance and reinsurance related policies entered into during the second quarter of 2016 and are related to our respective businesses which commenced at the end of the fourth quarter of 2015.

General, Administrative and Other Expenses

Fourth quarter 2016 general, administrative and other expenses were $43.4 million compared to $46.1 million in the prior year period. The decrease is due to costs included in the fourth quarter 2015 related to the acquisition of a reinsurance company in that period.

For the full year 2016, general, administrative and other expenses increased $14.3 million to $168.8 million. The increase was primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, legal and other professional fees and increased occupancy costs, some of which is related to acquisitions during late 2015 and during 2016.

Other Income (Loss)
Fourth quarter 2016 other income was $27.9 million compared to $19.2 million in the prior year period. The increase primarily relates to an increase in performance of the Company's own invested capital.

For the full year 2016 other income was $44.1 million compared to $51.3 million in the prior year. The decrease primarily relates to a decrease in performance of the Company's own invested capital.

The gains and losses shown under Consolidated Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to redeemable non-controlling interests.

Income Taxes

Fourth quarter 2016 income tax benefit was $12.5 million compared to $52.7 million in the prior year quarter. The year over year decrease was due to the acquisition of a Luxembourg reinsurance company during the fourth quarter 2015 which resulted in the recognition of a deferred tax benefit of $37.2 million.

For the year ended December 31, 2016, income tax benefit decreased $28.4 million to $19.1 million compared to $47.5 million in 2015. This decrease in benefit is primarily attributable to the deferred tax benefit recognized by the Company’s Luxembourg subsidiary in 2015, partially offset by the reversal in 2016 of a basis difference in the Company’s foreign subsidiaries.

Income (Loss) Attributable to Redeemable Non-controlling Interests

Fourth quarter 2016 income (loss) attributable to redeemable non-controlling interests increased by $5.1 million to $9.4 million from the prior year period. The increase was due to an increase in performance by our consolidated funds.

Full year 2016 income (loss) attributable to redeemable non-controlling interests decreased $8.4 million from the prior year to $6.9 million. The decrease was primarily the result of losses incurred by one of our consolidated funds.

Non-controlling interests represent the pro rata share of the income or loss of the non-wholly owned consolidated entities attributable to the other owners of such entities.

Preferred Stock Dividends

On May 19, 2015, the Company completed its offering of 120,750 shares of the Company's 5.625% Series A cumulative perpetual convertible preferred stock. Each share of the Series A Convertible Preferred Stock is entitled to dividends at a rate of 5.625% per annum. The Company may, at its option, pay dividends in cash, common stock or a combination thereof.

Capital

The Company’s stockholders’ equity as of December 31, 2016 was $772.7 million compared to $790.0 million as of December 31, 2015.

Common equity, which excludes preferred stock, was $671.3 million, or book value per share of $25.11 at December 31, 2016, compared to common equity of $688.7 million, or book value per share of $26.09 at December 31, 2015.

Tangible common equity was $584.9 million, or tangible book value per share of $21.88 at December 31, 2016, compared to tangible common equity of $604.7 million, or tangible book value per share of $22.90 at December 31, 2015. The year over year decrease in tangible common equity was attributable to cash paid for acquisitions which resulted in goodwill and intangibles assets recognized upon completion of two acquisitions in late 2015 and one acquisition in the second quarter of 2016.

Select Balance Sheet Data

(Amounts in millions, except per share information)	December 31,	September 30,	December 31,
	2016	2016	2015

Cowen Group Inc. stockholders' equity	$772.7	$771.2	$790.0
Common equity (CE)	$671.3	$669.9	$688.7
Tangible common equity (TCE)	$584.9	$582.2	$604.7

Book value per share (CE/CSO)	$25.11	$24.97	$26.09
Tangible book value (TCE/CSO)	$21.88	$21.70	$22.90

Common shares outstanding (CSO)	26.7	26.8	26.4

Reconciliation of GAAP Cowen Group Inc. stockholders' equity to tangible common equity:

Cowen Group Inc. stockholders' equity	$772.7	$771.2	$790.0
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$671.3	$669.9	$688.7

Less:
Goodwill & intangibles	86.4	87.8	84.0
Tangible common equity (TCE)	$584.9	$582.2	$604.7

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three and twelve months ended December 31, 2016 and 2015, and three months ended September 30, 2016.

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Twelve Months Ended
	December 31,			Sept. 30,		December 31,
	2016	2015	%	2016	%	2016	2015	%

Revenue	$128.1	$160.7	(20)%	$153.5	(17)%	$467.6	$529.7	(12)%
Economic Income (Loss)	$(12.9)	$15.2	NM	$11.0	NM	$(28.7)	$34.5	NM

Economic Income (Loss) per share (diluted)	$(0.48)	$0.54	NM	$0.41	NM	$(1.07)	$1.19	NM

Note: Amounts may not add due to rounding.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Twelve Months Ended
	December 31,		Sept. 30,	December 31,
(Per share information)	2016	2015	2016	2016	2015

Economic Income (Loss) per share (diluted)	$(0.48)	$0.54	$0.41	$(1.07)	$1.19
Adjustments:
Preferred dividends	(0.06)	(0.06)	(0.06)	(0.25)	(0.14)
Taxes	0.46	1.87	(0.32)	0.71	1.64
Transaction-related costs	(0.06)	(1.32)	(0.20)	(0.36)	(1.32)
GAAP earnings (loss) per share (diluted)	$(0.13)	$1.03	$(0.18)	$(0.97)	$1.37

Note: Amounts may not add due to rounding.

2016 Fourth Quarter and Full Year Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the fourth quarter of 2016 was $128.1 million compared to $160.7 million in the fourth quarter of 2015.  The decrease in Economic Income revenue was primarily attributable to a decrease in investment income which was partially offset by an increase in brokerage revenue and performance fees.

For the full year 2016, total Economic Income revenue was $467.6 million compared to $529.7 million in 2015.  The decrease in Economic Income revenue was primarily attributable to a decrease in investment banking revenue and investment income which was partially offset by an increase in brokerage revenue, performance fees and other revenue.

Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31,			Sept. 30,		December 31,
(Dollar amounts in millions)	2016	2015	%	2016	%	2016	2015	%

Investment banking	$35.1	$36.0	(2)%	$36.7	(4)%	$133.3	222.8	(40)%
Brokerage	53.6	48.1	11%	51.5	4%	207.0	160.4	29%
Management fees	17.3	18.8	(8)%	16.5	5%	67.2	70.0	(4)%
Incentive income	7.1	(0.5)	NM	11.8	(40)%	26.3	(1.5)	NM
Investment income	4.6	43.5	(89)%	19.7	(77)%	4.0	62.6	(94)%
Other revenue	10.3	14.7	(30)%	17.2	(40)%	29.8	15.4	94%
Total Revenue	$128.1	$160.7	(20)%	$153.5	(17)%	$467.6	$529.7	(12)%

Note: Amounts may not add due to rounding.

Non-interest Expenses

Fourth quarter 2016 non-interest expense was $135.5 million compared to $138.6 million in the prior year period. Full year 2016 non-interest expense was $471.4 million compared to $469.8 million in the prior year. Items included in non-interest expenses are discussed below.

Compensation and Benefits Expense

Fourth quarter 2016 compensation and benefits expense was $90.2 million compared to $92.7 million in the fourth quarter 2015. Full year 2016 compensation and benefits expense was $300.4 million compared to $317.6 million in 2015. The decrease in the fourth quarter and full year 2016 was due to lower revenues during the comparable prior year periods which resulted in a lower compensation and benefits accrual.

The compensation to Economic Income revenue ratio was 70% for the fourth quarter 2016 compared to 58% for the prior year period.

The compensation to revenue ratio was 64% for the year ended December 31, 2016 compared with 60% in the prior year period.

Fixed Non-Compensation Expenses

Fourth quarter 2016 fixed non-compensation expenses increased 8% year over year to $26.8 million. The increase was primarily related to increased expenses associated with one of our funds.

Full year 2016 fixed non-compensation expenses were $101.0 million compared to $94.2 million in the prior year. This increase was primarily due to higher communications and increased occupancy costs both of which are primarily related to acquisitions during late 2015 and during 2016.

Depreciation and Amortization Expenses

Fourth quarter 2016 depreciation and amortization expense was $2.6 million compared to $2.9 million. This year over year decrease was due to a reduction in the amount of depreciable assets purchased in more recent years.

Full year 2016 depreciation and amortization expenses increased $1.5 million to $11.0 million compared with $9.5 million in the prior year period. The increase was primarily related to an increase in amortization on intangible assets related to acquisition during late 2015 and during 2016.

Variable Non-Compensation Expenses

Fourth quarter 2016 variable non-compensation expenses were $16.4 million compared to $19.2 million in the fourth quarter 2015. The decrease was due to costs included in the fourth quarter 2015 related to the acquisition of a reinsurance company in that period.

Full year 2016 variable non-compensation expenses were $61.2 million compared to $56.2 million in the prior year. The increase was primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, some of which is related to acquisitions during late 2015 and during 2016.

Interest Expense

Interest expense, which primarily relates to debt issued during the first and fourth quarters of 2014, was $4.3 million in the fourth quarter 2016 compared $4.2 million in the prior year quarter. For the full year 2016, interest expense was $17.2 million compared to $16.6 million in 2015.

Alternative Investment Segment ("Ramius")

Assets Under Management

As of January 1, 2017, the Company had assets under management of $10.5 billion, a decrease of $2.8 billion from January 1, 2016. The year over year decrease includes approximately $3.6 billion associated with the sale of the Company's interest in the alternative solutions business. Adjusted for the sale of the Company's interest in Ramius Alternative Solutions, the alternative solutions business of Cowen's alternative investment division, AUM increased $774 million during the year. Total AUM increased by $14 million from October 1, 2016.

Management Fees and Incentive Income

For the fourth quarter 2016, management fees for the alternative investment segment were $16.5 million compared to $18.1 million in the prior year. The monthly management fee run rate for the alternative investment segment in the fourth quarter 2016 was $5.5 million versus $6.0 million in the fourth quarter 2015. For the full year 2016, management fees were $64.1 million compared to $69.0 million in 2015. The year over year decline in both the fourth quarter and full year 2016 is attributable to lower management fees from the activist business, as a result of an agreement to sell a portion of our ownership interest in the activist business back to the principals of Starboard at the end of the fourth quarter of 2015.

The segment's average annualized management fee charged in the fourth quarter 2016 was 0.62%, compared to 0.53% in the prior year period. The average annualized management fee for the full year 2016 was 0.52%, unchanged from 2015.

Incentive income was $7.1 million in the fourth quarter 2016 compared to a give back of $0.5 million in the prior year period. For the year ended December 31, 2016, incentive income was $26.3 million versus a loss of $1.5 million in 2015. The increase in the three and twelve month periods was primarily related to an increase in performance from one of our funds and certain private investments.

Investment Income

For the fourth quarter 2016, investment income for the segment was $3.5 million, compared to $34.9 million in the fourth quarter 2015. For the full year 2016, investment income for the segment was $3.0 million compared to $49.2 million in 2015. The decrease in both the three and twelve month periods primarily relates to a prior year deferred tax benefit recorded pursuant to the acquisition of a Luxembourg reinsurance company and a decrease in performance of the Company's own invested capital.

Other Income

Other income for the segment was $9.8 million in the fourth quarter 2016, compared to $14.4 million in the prior year period. Other income is related to the principal owners of Starboard Value exercising their right to acquire portions of the Company's ownership interest in the activist business in both 2015 and 2016.

For the full year 2016, other income for the segment was $29.2 million compared with $14.5 million in the prior year. This increase is primarily related to the sale of our interest in the alternative solutions business and the principal owners of Starboard Value exercising their right to acquire a portion of the Company’s ownership interest in the activist business.

Broker-Dealer Segment ("Cowen and Company")

Brokerage

Brokerage revenue was $53.6 million in the fourth quarter 2016 compared to $48.1 million in the fourth quarter 2015, an increase of 11% year over year. For year ended December 31, 2016, brokerage revenue rose 29% to $207.0 million from $160.4 million in the prior year. The increase in both the fourth quarter and full year 2016 was attributable to the initiation of our prime brokerage business in the third and fourth quarters of 2015 and the initiation of our credit, research and trading businesses in May 2016.

Investment Banking

In the fourth quarter 2016, investment banking revenue was $35.1 million, compared to $36.0 million in the fourth quarter 2015.  For the full year 2016, investment banking revenue declined 40% to $133.3 million from $222.8 million in 2015. The year over year decrease in the three and twelve month periods was primarily due to reduced equity underwriting activity. The average underwriting fee per transaction declined 9% and 12% during the three and twelve months ended December 31, 2016, respectively, as compared to the prior year periods.

Investment Banking Revenue Summary

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollar amounts in millions)	2016	2015	2016	2015
Equity Underwriting	$26.4	$22.2	$99.6	$192.4
Debt Underwriting	0.9	4.4	6.9	6.3
Advisory	7.8	9.4	26.8	24.1
Total	$35.1	$36.0	$133.3	$222.8

Investment Banking Transaction Count

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Equity Underwriting	21	16	76	129
Of which bookrun:	10	8	42	74
Debt Underwriting	2	3	7	7
Advisory	6	4	15	13
Total	29	23	98	149

Investment Income

For the fourth quarter 2016, investment income for the segment was $1.2 million versus $8.6 million in the fourth quarter 2015. For the full year 2016, investment income for the segment was $1.0 million versus $13.4 million in the prior year. The decrease in both periods was a result of a decrease in overall investment income which is allocated amongst the segments.

Share Repurchase Program

Under the Company's existing $138.3 million share repurchase program, the Company has acquired 7.3 million shares for $117.4 million since August 2011. Also, since the program was initially announced in July 2011, the Company has acquired an additional 2.4 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards for $34.7 million. The total amount available for repurchase under the program is $20.9 million.

In the fourth quarter 2016, the Company repurchased 103,159 shares for $1.6 million under the Company's existing share repurchase program. Also the Company acquired 3,225 shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

During the twelve months ended December 31, 2016, the Company repurchased 533,939 shares for $7.7 million under the Company's existing share repurchase program. Also, the Company acquired 647,930 shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2016 fourth quarter results on Thursday, February 16, 2017, at 9:00 am EST.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 49664664.  A replay of the call will be available beginning at 12:00 pm EST February 16, 2017 through 12:00 pm EST February 23, 2017.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 49664664.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide. To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Group, Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Source: Cowen Group, Inc.

Cowen Group, Inc.
GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Investment banking	$35,123	$36,018	$133,279	$222,781
Brokerage	51,540	46,226	199,180	157,722
Management fees	8,661	10,737	40,612	41,906
Incentive income	5,511	1,101	8,334	1,466
Interest and dividends	3,068	3,950	14,732	13,796
Reimbursement from affiliates	2,236	11,058	10,504	21,557
Aircraft lease revenue	1,090	—	4,161	—
Reinsurance premiums	9,216	—	32,459	—
Other	4,415	1,042	22,355	3,726
Consolidated Funds
Interest and dividends	1,274	401	4,792	1,086
Other	134	78	1,157	527
Total revenue	122,268	110,611	471,565	464,567
Expenses
Employee compensation and benefits	92,729	93,793	310,038	321,386
Interest and dividends	7,442	6,979	29,308	26,220
Reinsurance claims, commissions and amortization of deferred acquisition costs	8,980	—	29,904	—
General, administrative and other expenses	43,407	46,149	168,804	154,458
Consolidated Funds expenses	2,636	684	9,064	2,310
Total expenses	155,194	147,605	547,118	504,374
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	14,258	12,340	23,381	36,789
Consolidated Funds net (losses) gains	13,631	6,873	20,685	14,497
Total other income (loss)	27,889	19,213	44,066	51,286

Income (loss) before income taxes	(5,037)	(17,781)	(31,487)	11,479
Income tax expense/(benefit)	(12,539)	(52,708)	(19,092)	(47,496)
Net income (loss)	7,502	34,927	(12,395)	58,975
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	9,406	4,266	6,882	15,246
Net income (loss) attributable to Cowen Group, Inc.	(1,904)	30,661	(19,277)	43,729
Preferred stock dividends	1,698	1,717	6,792	4,075
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$(3,602)	$28,944	$(26,069)	$39,654

Earnings (loss) per share:
Basic	$(0.13)	$1.08	$(0.97)	$1.44
Diluted	$(0.13)	$1.03	$(0.97)	$1.37

Weighted average shares used in per share data:
Basic	26,973	26,809	26,857	27,522
Diluted	26,973	28,182	26,857	29,043

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended December 31, 2016
(Dollar amounts in thousands)

	Three Months Ended December 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$35,123	$—		$—	$35,123
Brokerage	51,540	2,083		—	53,623
Management fees	8,661	8,223	(a)	426	17,310
Incentive income	5,511	1,444	(a)	145	7,100
Investment income	—	4,615	(b)	—	4,615
Interest and dividends	3,068	(3,068)	(b)	—	—
Reimbursement from affiliates	2,236	(2,315)	(c)	79	—
Aircraft lease revenue	1,090	(1,090)	(d)	—	—
Reinsurance premiums	9,216	(9,216)	(e)	—	—
Other revenue	4,415	5,902	(b) (d) (e)	—	10,317
Consolidated Funds	1,408	—		(1,408)	—
Total revenue	$122,268	$6,578		$(758)	$128,088

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities net of expenses.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended December 31, 2015
(Dollar amounts in thousands)

	Three Months Ended December 31, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$36,018	$—		$—	$36,018
Brokerage	46,226	1,878		—	48,104
Management fees	10,737	7,739	(a)	370	18,846
Incentive income	1,101	(2,022)	(a)	459	(462)
Investment income	—	43,524	(b)	—	43,524
Interest and dividends	3,950	(3,950)	(b)	—	—
Reimbursement from affiliates	11,058	(10,987)	(c)	(71)	—
Other revenue	1,042	13,651	(b)	—	14,693
Consolidated Funds	479	—		(479)	—
Total revenue	$110,611	$49,833		$279	$160,723

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Twelve Months Ended December 31, 2016
(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$133,279	$—		$—	$133,279
Brokerage	199,180	7,860		—	207,040
Management fees	40,612	24,971	(a)	1,665	67,248
Incentive income	8,334	17,226	(a)	714	26,274
Investment income	—	4,023	(b)	—	4,023
Interest and dividends	14,732	(14,732)	(b)	—	—
Reimbursement from affiliates	10,504	(10,807)	(c)	303	—
Aircraft lease revenue	4,161	(4,161)	(d)	—	—
Reinsurance premiums	32,459	(32,459)	(e)	—	—
Other revenue	22,355	7,412	(b) (d) (e)	—	29,767
Consolidated Funds	5,949	—		(5,949)	—
Total revenue	$471,565	$(667)		$(3,267)	$467,631

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities net of expenses.

Cowen Group, Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Twelve Months Ended December 31, 2015
(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$222,781	$—		$—	$222,781
Brokerage	157,722	2,714		—	160,436
Management fees	41,906	26,802	(a)	1,307	70,015
Incentive income	1,466	(3,746)	(a)	736	(1,544)
Investment income	—	62,596	(b)	—	62,596
Interest and dividends	13,796	(13,796)	(b)	—	—
Reimbursement from affiliates	21,557	(21,747)	(c)	190	—
Other revenue	3,726	11,656	(b)	—	15,382
Consolidated Funds	1,613	—		(1,613)	—
Total revenue	$464,567	$64,479		$620	$529,666

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.